===============================================================================

      As filed with the Securities and Exchange Commission on June 1, 1995

                                                     Registration No. 33-_______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact name of registrant as specified in its charter)

                                  PENNSYLVANIA
         (State or other jurisdiction of incorporation or organization)

                                   23-6216339
                    (I.R.S. Employer Identification Number)

                       455 Pennsylvania Avenue, Suite 135
                      Fort Washington, Pennsylvania 19034
                    (Address of principal executive offices)

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
            1993 JONATHAN B. WELLER NON QUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)

         Sylvan M. Cohen, Chairman, Chief Executive Officer and Trustee
                       455 Pennsylvania Avenue, Suite 135
                      Fort Washington, Pennsylvania 19034
                    (Name and address of agent for service)
                                 (215) 542-9250
         (Telephone number, including area code, of agent for service)


                            ----------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
Title of each class           Amount to be             Proposed maximum         Proposed               Amount of
of securities to be           registered               offering price per       maximum                registration
registered                                             share                    aggregate offering     fee
                                                                                price
- -------------------------------------------------------------------------------------------------------------------------
Incentive Stock Options;               (1)                      (2)                     (2)                   $ 0
each option to purchase
not less than one share
of Beneficial Interest
- -------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial              100,000                       (2)                    $(2)               $849.14
Interest, par value $1.00
=========================================================================================================================



(1) There are outstanding options to purchase 100,000 shares of Beneficial Interest. The amount being registered represents the maximum number of shares of Beneficial Interest issuable upon exercise of options granted or to be granted under the Registrant's 1993 Jonathan B. Weller Non Qualified Stock Option Plan.

(2) Computed pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933. The average of the high and low prices of the Registrant's Shares of Beneficial Interest on May 25, 1995 ("Market Price"), as reported on the American Stock Exchange, was $22.0625. The price at which the options may be exercised is $24.625 for all 100,000 outstanding options, and this actual per Share exercise price, which price is higher than the Market Price, was used to calculate the Registration Fee.

============================================================================

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                     1993 JONATHAN B. WELLER NON QUALIFIED
                               STOCK OPTION PLAN

                            -----------------------

                                     PART I

Item 1.                        PLAN INFORMATION

          An aggregate of One Hundred Thousand (100,000) shares of beneficial interest in the Registrant ("Shares"), par value $1.00 per share, have been authorized and reserved for issuance upon the exercise of options granted under 1993 Jonathan B. Weller Non-Qualified Stock Option Plan (the "Plan"), attached hereto as Exhibit 4 and made a part hereof. The Plan was adopted, subject to shareholder approval, pursuant to the Employment Agreement with Mr. Weller.

         The Plan is administered by a Committee of the Board of the Trustees of the Registrant, whose composition is described in Section 3(a) of the Plan. The Committee has plenary authority in its discretion to exercise such power and authority as is necessary for it to carry out its functions as described in the Plan. Options for 100,000 Shares have been granted by the Committee to Mr. Weller in accordance with his Employment Agreement, at an exercise price of $24.625 per Share, and thus no more Shares are available for option under the Plan. The purpose of the Plan is to attract, retain and motivate Mr. Weller, a key officer and employee of the Registrant, and provide incentives and rewards to encourage him to continue as an officer and employee and to increase his efforts on behalf of the Registrant.

         The purchase price of Shares upon exercise of an option is the fair market value of the Shares, without regard to restriction, on the date on which the option is granted, as set forth in Section 7 of the Plan. The purchase price of the Shares was the opening price of Shares on the American Stock Exchange on the date of the grant of the options. The options become exercisable in four equal installments of 25,000 Shares and are exercisable for a term of up to ten years from the date of grant. Options granted under the Plan are subject to earlier vesting or termination upon disability, death, termination of employment or change of control, all as more particularly set forth in Section 7 of the Plan, incorporated herein by reference. Options granted under the Plan are not transferrable except by will or the laws of descent and distribution.

         The Plan provides for adjustments to compensation for certain changes in the Shares of the Registrant, as is set forth in Section 8 of the Plan, incorporated herein by reference. The Plan is not subject to any provisions of the Employment Income Security Act of 1974 ("ERISA"). Additional information about the Plan may be obtained from the Registrant at the address and telephone number provided on the first page of this Registration Statement.

Item 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available without charge, upon written or oral request to the address and telephone number provided on the first page of this Registration Statement.

                                    PART II

Item 3.             INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed in (a) through (c) below are hereby incorporated by reference in this Registration Statement on Form S-8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

         (a) The Registrant's annual report on Form 10-K for the fiscal year ended August 31, 1994.

         (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since August 31, 1994.

         (c) The description of the Registrant's Certificates of Beneficial Interest (the "Shares") contained in Registration Statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.                   DESCRIPTION OF SECURITIES

         Each Share has equal dividend and liquidation rights. The limited voting rights of the Shareholders are as follows: each Share has one non-cumulative vote operative only on questions of (1) increasing the liability of Shareholders, which requires the consent of the holders of two-thirds of the outstanding Shares, and (2) electing successors or additions to the present Trustees. The Shares are fully paid and not subject to further calls or assessment by the Trust. The Trust Agreement provides that Shareholders will not be liable for assessment by the Trust and that the Trustees will have no general power to bind them personally. The Shares are not convertible or subject to redemption, and Shareholders have no pre-emptive or other rights to subscribe to additional Shares. The Shares are transferable on the books of the Trust upon surrender endorsed in the same manner as corporate stock. The transfer agent for the Shares is The American Stock Transfer & Trust Company, New York, NY. The Shares are listed on the American Stock Exchange.

         The Trust may be terminated and the rights of the Shareholders may be modified by an amendment to the Trust Agreement approved by a vote of two-thirds (but not less than four) of the Trustees. However, no amendment is effective to increase the liability of Shareholders without the consent of the holders of two-thirds of the outstanding Shares, and in no event can there be an amendment requiring additional contributions from or assessments against the Shareholders.

Item 5.             INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the securities being offered hereby is being passed upon by Cohen, Shapiro, Polisher, Shiekman and Cohen, 12 South 12th Street, PSFS Building, Philadelphia, PA 19107-3981, counsel to the Registrant. Sylvan M. Cohen, Esquire, Chairman, Chief Executive Officer and a Trustee of the Registrant, and Robert Freedman, a Trustee of the Registrant, are partners of Cohen, Shapiro, Polisher, Shiekman and Cohen, and Messrs. Cohen, Freedman and other attorneys of such firm own, beneficially or otherwise, Shares of the Registrant. As of March 1, 1995, Mr. Cohen was the beneficial owner of approximately 7.65% of the outstanding Shares. In addition, Mr. Cohen holds options to purchase up to 91,250 Shares pursuant to the Registrant's Amended Incentive and Non Qualified Stock Option Plan. Mr. Freedman holds options to purchase up to 6,000 shares pursuant to the Registrant's Option Plan for Non-Employee Trustees.

Item 6.             INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Trust Agreement

         A.       Right to Indemnification of Trustees and Officers

                  Every trustee and officer of the Registrant is entitled pursuant to the Trust Agreement to be indemnified by the Registrant against reasonable fees and expenses of counsel, and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a trustee or officer of the Registrant or by reason of the fact that such person is or was serving in any capacity at the request of the Registrant as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity. Covered liabilities include amounts of expenses, liability, loss, judgments, excise taxes, fines and penalties and amounts paid in settlement. However, there is no such right of indemnification with respect to an action brought by a trustee or officer against the Registrant (other than a suit for indemnification). This indemnification includes the right to have expenses, incurred in connection with an action, paid by the Registrant prior to final disposition of such action, subject to such conditions as may be prescribed by law. The payment to a trustee or an officer of such expenses in advance of the final disposition of an action is contingent upon delivery to the Registrant of an undertaking by or on behalf of such person, to repay all the amounts advanced, without interest, if it is ultimately determined that such person is not entitled to be indemnified under the Trust Agreement or otherwise. A person who is not a trustee or officer of the Registrant may be similarly indemnified in respect of service to the Registrant or to another such entity at the request of the Registrant, to the extent the Board of Trustees determines that he or she is entitled to indemnification under the Trust Agreement. The Trust Agreement does not provide for indemnification where the underlying conduct of an officer or director constituted willful misconduct or recklessness.

         B.       Right of Claimant to Bring Suit

                  If a claim under the indemnification provisions of the Trust Agreement is not paid in full by the Registrant within 60 days after a written claim has been received by the Registrant, the claimant may bring suit against the Registrant to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant is also entitled to be paid the expense of prosecuting such a claim. If the conduct of the claimant was such that under law the Registrant would be prohibited from indemnifying the claimant for the amount claimed, this will constitute a defense, which the Registrant will have the burden of proving.

         C.       Insurance and Funding for Payment of Expenses

                  The Registrant may purchase and maintain insurance, at its expense, to protect itself and any person eligible to be indemnified hereunder against any liability or expense incurred in connection with any action, whether or not the Registrant would have the power to provide indemnification of such liability or expense by law or under the provisions of the Trust Agreement. The Registrant may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means to insure the payment of indemnification.

         D.       Non-Exclusivity of Rights

                  The limitation of the trustees' liability and the right to indemnification and to the advancement of expenses provided in the Trust Agreement are not exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Trust Agreement, by-laws, other agreement, vote of shareholders or trustees or otherwise.

         E.       Extent of Rights

                  The provisions in the Trust Agreement relating to the limitation of trustees' liability, and relating to indemnification and to the advancement of expenses create contractual rights in favor of each of the trustees, officers and other persons entitled to indemnification, which may be modified as to any trustee, officer or other person only with his or her written consent. These contractual rights survive when such a person ceases to have the status pursuant to which he or she was entitled or denominated as entitled to indemnification under the Trust Agreement and enure to the benefit of his or her heirs and legal representatives. These contractual rights apply to actions, suits or proceedings commenced after the adoption of the Trust Agreement, whether arising from acts or omissions occurring before or after the adoption of the Trust Agreement.

Item 7.                EXEMPTION FROM REGISTRATION CLAIMED.

                                      N/A

Item 8.                            EXHIBITS

         4. Pennsylvania Real Estate Investment Trust 1993 Jonathan B. Weller Non Qualified Stock Option Plan.

         5. Opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen as to the legality of the securities being offered hereunder.

         23.1 The consent of Cohen, Shapiro, Polisher, Shiekman and Cohen is included in their opinion filed hereto as Exhibit 5 to the Registration Statement.

         23.2 Consent of Arthur Andersen LLP, independent public accountants.

Item 9.                         UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise; however, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Washington, Commonwealth of Pennsylvania, on this 25th day of May, 1995.


                                  PENNSYLVANIA REAL ESTATE
                                  INVESTMENT TRUST


                              By:  /s/ Sylvan M. Cohen
                                  --------------------------------
                                  Sylvan M. Cohen
                                  Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


         Name                                           Capacity                                 Date
        ------                                          ---------                                -----
/s/ Sylvan M. Cohen                                     Chairman of the Board,                May 25, 1995
- -----------------------------                           Chief Executive Officer,
Sylvan M. Cohen                                         and Trustee
                                                        (Principal Executive Officer)


/s/ William R. Dimeling                                 Trustee                               May 25, 1995
- ----------------------
William R. Dimeling


/s/ Jack Farber                                         Trustee                               May 25, 1995
- ----------------------
Jack Farber


/s/ Robert Freedman                                     Trustee                               May 25, 1995
- ----------------------
Robert Freedman


/s/ Lee H. Javitch                                      Trustee                               May 25, 1995
- ----------------------
Lee H. Javitch


                      (SIGNATURES CONTINUED ON NEXT PAGE)


         Name                                           Capacity                                 Date
        ------                                          ---------                                -----
/s/ Samuel J. Korman                                    Trustee                               May 25, 1995
- ----------------------
Samuel J. Korman


/s/ Jeffrey A. Linn                                     Senior Vice President -               May 25, 1995
- ----------------------                                  Acquisitions and Secretary
Jeffrey A. Linn


/s/ Dante J. Massimini                                  Senior Vice President -               May 25, 1995
- ----------------------                                  Finance and Treasurer
Dante J. Massimini                                      (Principal Financial and
                                                        Accounting Officer)


/s/ Jeffrey P. Orleans                                  Trustee                               May 25, 1995
- ----------------------
Jeffrey P. Orleans


/s/ Robert G. Rogers                                    Executive Vice President              May 25, 1995
- ----------------------                                  and Trustee
Robert G. Rogers


/s/ Jonathan B. Weller                                  President, Chief Operating            May 25, 1995
- ----------------------                                  Officer and Trustee
Jonathan B. Weller


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8



                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
            1993 JONATHAN B. WELLER NON QUALIFIED STOCK OPTION PLAN






                                    EXHIBITS
                                    --------

                                 EXHIBIT INDEX


Exhibit No.       Name of Exhibit                                                              Page No.
- -----------       -----------------                                                            --------
     4.           Pennsylvania Real Estate Investment Trust                                      4-1
                  Option Plan for Non-Employee Trustees.

     5.           Opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen                        5-1
                  as to the legality of the securities being offered hereunder.

    23.1          The consent of Cohen, Shapiro, Polisher, Shiekman and                          N/A
                  Cohen is included in their opinion filed hereto as Exhibit
                  5 to the Registration Statement.

    23.2          Consent of Arthur Andersen LLP, independent public                            23.2-1
                  accountants.









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